NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 30, 2009, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 30, 2009 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Brasil Telecom Participacoes S.A. and Brasil Telecom, S.A. became effective on November 16, 2009. Each American Depositary Share (Each representing five Preferred Shares) of Brasil Telecom Participacoes S.A. was converted for 1.516028 shares of Brasil Telecom, S.A. American Depositary Shares (each representing three Preferred Shares) and 0.860033 of a share of a (New) American Depositary Share (Each representing one Common Share) of Brasil Telecom Participacoes S.A. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 17, 2009.